EXHIBIT 99.1

Great Southern Bancorp, Inc. Reports Preliminary Third Quarter Earnings of $1.41 Per Diluted Common Share

Preliminary Financial Results and Business Update for the Quarter and Nine Months Ended September 30, 2024

SPRINGFIELD, Mo., Oct. 16, 2024 (GLOBE NEWSWIRE) -- Great Southern Bancorp, Inc. (NASDAQ:GSBC), the holding company for Great Southern Bank, today reported that preliminary earnings for the three months ended September 30, 2024, were $1.41 per diluted common share ($16.5 million net income) compared to $1.33 per diluted common share ($15.9 million net income) for the three months ended September 30, 2023.

Preliminary earnings for the nine months ended September 30, 2024, were $3.99 per diluted common share ($46.9 million net income) compared to $4.52 per diluted common share ($54.7 million net income) for the nine months ended September 30, 2023.

For the quarter ended September 30, 2024, annualized return on average common equity was 11.10%, annualized return on average assets was 1.11%, and annualized net interest margin was 3.42%, compared to 11.47%, 1.11% and 3.43%, respectively, for the quarter ended September 30, 2023. For the nine months ended September 30, 2024, annualized return on average common equity was 10.83%, annualized return on average assets was 1.07%, and annualized net interest margin was 3.39%, compared to 13.15%, 1.28% and 3.66%, respectively, for the nine months ended September 30, 2023.

Third Quarter 2024 Key Results:

  Significant or Non-Recurring Items:
  During the three months ended September 30, 2024, the Company reduced its non-performing assets by $12.7 million, primarily through the resolution by sale of three unrelated non-performing assets. The Company recorded a gain on the sale of these foreclosed assets of $459,000 in the quarter ended September 30, 2024.
  Capital: The Company’s capital position remained strong as of September 30, 2024, significantly exceeding the thresholds established by regulators. On a preliminary basis, as of September 30, 2024, the Company’s Tier 1 Leverage Ratio was 11.0%, Common Equity Tier 1 Capital Ratio was 12.3%, Tier 1 Capital Ratio was 12.8%, and Total Capital Ratio was 15.5%. Total stockholders’ equity increased $40.3 million in the nine months ended September 30, 2024, and the Company’s tangible common equity to tangible assets ratio was 10.0% at September 30, 2024. Retained earnings increased $23.6 million during this same nine-month period. See “Capital” section for additional information regarding the changes to total stockholders’ equity.
  Liquidity: The Company had secured borrowing line availability at the FHLBank and Federal Reserve Bank of $1.12 billion and $305.0 million, respectively, at September 30, 2024. In addition, at September 30, 2024, the Company had unpledged securities with a market value totaling $370.0 million, which could be pledged as collateral for additional borrowing capacity at either the FHLBank or Federal Reserve Bank. Based partially on the foregoing, the Company believes it has ample sources of liquidity as of September 30, 2024.
  Net Interest Income: Net interest income for the third quarter of 2024 increased $1.2 million (or approximately 2.6%) to $48.0 million compared to $46.7 million for the third quarter of 2023. Net interest margin was 3.42% for the quarter ended September 30, 2024, compared to 3.43% for the quarter ended September 30, 2023. Net interest income and net interest margin in the second quarter of 2024 were $46.8 million and 3.43%, respectively.
  Total Loans: Total outstanding loans, excluding mortgage loans held for sale, increased $121.7 million, or 2.7%, from $4.59 billion at December 31, 2023, to $4.71 billion at September 30, 2024. This increase was primarily in other residential (multi-family) loans with decreases in commercial construction loans, commercial business loans and one- to four-family residential loans. As construction projects are completed, the loans either pay off or move to their respective loan categories, primarily multi-family or commercial real estate.
  Asset Quality: Non-performing assets and potential problem loans totaled $13.7 million at September 30, 2024, a decrease of $5.4 million from $19.1 million at December 31, 2023. At September 30, 2024, non-performing assets were $7.7 million (0.13% of total assets), a decrease of $4.1 million from $11.8 million (0.20% of total assets) at December 31, 2023. Non-performing assets decreased $12.7 million compared to June 30, 2024. The decrease in non-performing assets in the three months ended September 30, 2024, was mainly due to the sale of two foreclosed assets and the payoff of a $2.4 million non-performing commercial real estate loan. The Company experienced net charge-offs of $1.5 million in each of the three and nine months ended September 30, 2024. See “Asset Quality” section for additional information regarding the changes to non-performing assets.

Great Southern President and CEO Joseph W. Turner commented, “Our third-quarter results reflect solid earnings and a strong balance sheet, despite ongoing challenges in the broader economic and banking environment. We reported earnings of $1.41 per diluted common share, or $16.5 million in net income, for the third quarter of 2024. This compares to $1.33 per diluted common share, or $15.9 million in net income, for the third quarter of 2023 and $1.45 per diluted common share, or $17.0 million in net income, for the second quarter of 2024. These results highlight our ability to maintain stability and deliver consistent performance over the long term, even as we face ongoing macro pressures. I'm proud of our team for their focus on operational excellence and disciplined approach to managing our business."

He continued, “Net interest income increased $1.2 million, or approximately 2.6%, to $48.0 million, compared to $46.7 million for the third quarter of 2023. Our net interest margin was 3.42%, down slightly from 3.43% for both the second quarter of 2024 and the third quarter of 2023. While market conditions have increased deposit costs, we've countered these headwinds with higher yields on loans and securities. Recent interest rate cuts by the Federal Reserve may help moderate some of the upward pressure on deposit costs, though we expect the full effects of these rate changes to become more apparent in the coming months.”

Turner remarked, “One of our important achievements this quarter was the significant reduction in non-performing assets, which decreased by $12.7 million, bringing the total to $7.7 million, or 0.13% of total assets, at September 30, 2024. This reduction underscores our proactive management of credit risk and reflects the successful resolution of two key non-performing assets. We did, however, record a $1.2 million provision for credit losses in the quarter, as a result of charge-offs and growth in the loan portfolio. We do not believe this charge is indicative of broader portfolio concerns, however, and we continue to view the commercial real estate loan market as a suitable option for potential growth."

He then noted, "Our total loan portfolio, excluding mortgage loans held for sale, has increased by $121.7 million, or 2.7%, since the end of 2023. This increase was driven primarily by growth in other residential (multi-family) loans, partially offset by declines in construction loans, commercial business loans, and one- to-four-family residential loans, as some construction projects were completed and transferred to other loan categories. At the end of the third quarter of 2024, our pipeline of loan commitments and unfunded lines remained solid at more than $1.04 billion, despite a slight decrease from the previous quarter."

Regarding expenses, Turner noted, "Non-interest expenses decreased by $1.8 million, to $33.7 million, compared to the third quarter of 2023. This reduction was primarily due to lower professional fees and gains from foreclosed asset sales."

In closing, Turner noted, "We view our capital position as very important and a strength of our Company. Stockholders' equity increased by $40.3 million year to date, to $612.1 million, representing a tangible common equity ratio of 10.0%. We continue to prioritize returning capital to our stockholders through dividends and strategic share repurchases. These actions reflect our ongoing commitment to delivering long-term value to stockholders. Our performance in the third quarter underscores our ability to navigate the challenges of the current interest rate environment while maintaining strong liquidity and capital positions. We remain focused on prudent loan portfolio management, controlling deposit costs, and leveraging our strengths to deliver sustainable growth."

Selected Financial Data:

(In thousands, except per share data)	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023
Net interest income	$47,975	$46,738	$139,609	$148,068
Provision (credit) for credit losses on loans and unfunded commitments	1,137	(1,195)	1,160	(2,140)
Non-interest income	6,992	7,852	23,631	23,510
Non-interest expense	33,717	35,557	104,548	104,738
Provision for income taxes	3,623	4,349	10,647	14,325

Net income	$16,490	$15,879	$46,885	$54,655

Earnings per diluted common share	$1.41	$1.33	$3.99	$4.52

NET INTEREST INCOME

Net interest income for the third quarter of 2024 increased $1.2 million to $48.0 million, compared to $46.7 million for the third quarter of 2023. Net interest margin was 3.42% in the third quarter of 2024, compared to 3.43% in the same period of 2023 and the second quarter of 2024, a decrease of one basis point. In comparing the 2024 and 2023 third quarter periods, the average yield on loans increased 52 basis points, the average yield on investment securities increased 26 basis points and the average yield on other interest earning assets increased five basis points. The average rate on interest-bearing demand and savings deposits, time deposits and brokered deposits increased 34 basis points, 65 basis points and seven basis points, respectively, in the three months ended September 30, 2024 compared to the three months ended September 30, 2023. The average interest rate spread was 2.74% for the three months ended September 30, 2024, compared to 2.79% for the three months ended September 30, 2023 and 2.77% for the three months ended June 30, 2024. The ratio of average interest-earning assets to average interest-bearing liabilities was 126.8% in the three months ended September 30, 2024, compared to 131.0% in the three months ended September 30, 2023 and 126.7% in the three months ended June 30, 2024.

Net interest income for the nine months ended September 30, 2024 decreased $8.5 million to $139.6 million, compared to $148.1 million for the nine months ended September 30, 2023. Net interest margin was 3.39% in the nine months ended September 30, 2024, compared to 3.66% in the same period of 2023, a decrease of 27 basis points. The margin contraction primarily resulted from increasing interest rates on all deposit types due to higher market interest rates and increased competition for deposits. In comparing the 2024 and 2023 nine-month periods, the average yield on loans increased 47 basis points, the average yield on investment securities increased 21 basis points and the average yield on other interest earning assets increased 35 basis points. The average rate on interest-bearing demand and savings deposits, time deposits and brokered deposits increased 58 basis points, 125 basis points and 31 basis points, respectively, in the nine months ended September 30, 2024, compared to the nine months ended September 30, 2023. The average interest rate spread was 2.72% for the nine months ended September 30, 2024, compared to 3.09% for the nine months ended September 30, 2023.

In October 2018, the Company entered into an interest rate swap transaction as part of its ongoing interest rate management strategies to hedge the risk of its floating rate loans. The notional amount of the swap was $400 million with a contractual termination date in October 2025. As previously disclosed by the Company, on March 2, 2020, the Company and its swap counterparty mutually agreed to terminate this swap, effective immediately. The Company was paid $45.9 million, including accrued but unpaid interest, from its swap counterparty as a result of this termination. This $45.9 million, less the accrued to date interest portion and net of deferred income taxes, is reflected in the Company’s stockholders’ equity as part of Accumulated Other Comprehensive Income (AOCI) and is being accreted to interest income on loans monthly through the original contractual termination date of October 6, 2025. The Company recorded $2.0 million of interest income related to the swap in both the three months ended September 30, 2024 and the three months ended September 30, 2023. The Company recorded $6.1 million of interest income related to the swap in both the nine months ended September 30, 2024 and the nine months ended September 30, 2023. The Company currently expects to have a sufficient amount of eligible variable rate loans to continue to accrete this interest income ratably in future periods. If this expectation changes and the amount of eligible variable rate loans decreases significantly, the Company may be required to recognize this interest income more rapidly.

In March 2022, the Company entered into another interest rate swap transaction as part of its ongoing interest rate management strategies to hedge the risk of its floating rate loans. The notional amount of the swap was $300 million, with a contractual termination date of March 1, 2024. Under the terms of the swap, the Company received a fixed rate of interest of 1.6725% and paid a floating rate of interest equal to one-month USD-LIBOR (or the equivalent replacement USD-SOFR rate once the USD-LIBOR rate ceased to be available). To the extent that the fixed rate exceeded one-month USD-LIBOR/SOFR, the Company received net interest settlements, which were recorded as loan interest income. If one-month USD-LIBOR/SOFR exceeded the fixed rate of interest, the Company paid net settlements to the counterparty and recorded those net payments as a reduction of interest income on loans. As this interest rate swap has reached its contractual termination date of March 1, 2024, there have been no further interest income impacts related to this swap after that date. The Company recorded a reduction of loan interest income related to this swap transaction of $1.9 million in the nine months ended September 30, 2024. The Company recorded a reduction of loan interest income related to this swap transaction of $2.8 million and $7.5 million, respectively, in the three and nine months ended September 30, 2023.

In July 2022, the Company entered into two additional interest rate swap transactions as part of its ongoing interest rate management strategies to hedge the risk of its floating rate loans. The notional amount of each swap is $200 million with an effective date of May 1, 2023 and a termination date of May 1, 2028. Under the terms of one swap, the Company receives a fixed rate of interest of 2.628% and pays a floating rate of interest equal to one-month USD-SOFR OIS. Under the terms of the other swap, the Company receives a fixed rate of interest of 5.725% and pays a floating rate of interest equal to one-month USD-Prime. In each case, the floating rate resets monthly and net settlements of interest due to/from the counterparty also occur monthly. To the extent the fixed rate of interest exceeds the floating rate of interest, the Company receives net interest settlements, which are recorded as loan interest income. If the floating rate of interest exceeds the fixed rate of interest, the Company pays net settlements to the counterparty and records those net payments as a reduction of interest income on loans. The Company recorded a reduction of loan interest income related to these swap transactions of $2.7 million in both the three months ended September 30, 2024 and the three months ended September 30, 2023. The Company recorded a reduction of loan interest income related to these swap transactions of $8.3 million in the nine months ended September 30, 2024, compared to $4.4 million reduction of interest income in the 2023 nine-month period. At September 30, 2024, the USD-Prime rate was 8.00% and the one-month USD-SOFR OIS rate was 5.16334%.

The Company’s net interest income in the third quarter of 2024 increased 2-3% compared to net interest income in both the second quarter of 2024 and the third quarter of 2023. Net interest margin was consistent in each of the three periods. The cost of deposits has been negatively impacted over several quarters by the high level of competition for deposits across the industry and the lingering effects of liquidity events at several banks in March and April 2023. The Company also had a substantial amount of time deposits maturing at relatively low rates after the second quarter of 2023, and these time deposits either renewed at higher rates or left the Company, in the latter case requiring their replacement with other funding sources at then-current higher market rates. Market rates for time deposits have recently declined as the FOMC has cut the federal funds rate by 50 basis points and signaled further rate cuts may occur. As of September 30, 2024, time deposit maturities over the next 12 months were as follows: within three months -- $537 million, with a weighted-average rate of 4.53%; within three to six months -- $507 million, with a weighted-average rate of 4.07%; and within six to twelve months -- $145 million, with a weighted-average rate of 3.20%. Based on time deposit market rates in September 2024, replacement rates for these maturing time deposits are likely to be approximately 3.50-4.20%.

For additional information on net interest income components, see the “Average Balances, Interest Rates and Yields” tables in this release.

NON-INTEREST INCOME

For the quarter ended September 30, 2024, non-interest income decreased $860,000 to $7.0 million when compared to the quarter ended September 30, 2023, primarily as a result of the following items:

  Overdraft and insufficient funds fees: Overdraft and insufficient funds fees decreased $710,000 compared to the prior-year quarter. This decrease was primarily due to the continuation of a multi-year trend whereby our customers are choosing to forego authorizing payments of certain items which exceed their account balances, resulting in fewer overdrafts in checking accounts and related fees.

  Point-of-sale and ATM fees: Point-of-sale and ATM fees decreased $257,000 compared to the prior-year quarter primarily due to a portion of these transactions now being routed through channels with lower fees to us, which we expect will continue in future periods.

  Net gains on loan sales: Net gains on loan sales increased $292,000 compared to the prior-year quarter. The increase was partially due to an increase in balance of fixed-rate single-family mortgage loans sold during the third quarter of 2024 compared to the third quarter of 2023. Fixed-rate single-family mortgage loans originated are generally subsequently sold in the secondary market. The Company realized higher premiums on the sale of loans in the 2024 third quarter compared to the 2023 third quarter, as market interest rates were more stable in the quarter ended September 30, 2024 compared to the quarter ended September 30, 2023.

For the nine months ended September 30, 2024, non-interest income increased $121,000 to $23.6 million when compared to the nine months ended September 30, 2023, primarily as a result of the following items:

  Overdraft and insufficient funds fees: Overdraft and insufficient funds fees decreased $2.1 million compared to the prior-year period, for the same reason noted in the quarterly comparison above.
  Point-of-sale and ATM fees: Point-of-sale and ATM fees decreased $966,000 compared to the prior-year period, for the same reason noted in the quarterly comparison above.
  Net gains on loan sales: Net gains on loan sales increased $998,000 compared to the prior-year period, for the same reason noted in the quarterly comparison above.
  Other income: Other income increased $1.9 million compared to the prior-year period. In the second quarter of 2024, the Company recorded $2.7 million of other income, net of expenses and write-offs, related to the termination of the Master Agreement between the Company and a third-party software vendor for the conversion of the Company’s core banking platform. This termination was previously disclosed in the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2024. This amount represented the elimination of certain deferred credits and other liabilities, along with the write-off of certain capitalized hardware, software and other assets, that previously had been recorded as part of the preparation to convert to the new core-banking platform.

NON-INTEREST EXPENSE

For the quarter ended September 30, 2024, non-interest expense decreased $1.8 million to $33.7 million when compared to the quarter ended September 30, 2023, primarily as a result of the following items:

  Legal, Audit and Other Professional Fees: Legal, audit and other professional fees decreased $1.0 million from the prior-year quarter, to $809,000. In the quarter ended September 30, 2024, the Company expensed a total of $39,000, compared to $903,000 expensed in the quarter ended September 30, 2023, related to training and implementation costs for the intended core systems conversion and professional fees to consultants engaged to support the Company’s proposed transition of core and ancillary software and information technology systems.

  Expense on Other Real Estate Owned: Expense on other real estate owned decreased $598,000 from the prior-year quarter, to a gain of $536,000 in the quarter ended September 30, 2024. In the third quarter of 2024, the Company recorded a gain on foreclosed asset sales of $459,000 compared to $22,000 in the third quarter of 2023.

  Net occupancy expenses: Net occupancy expenses increased $409,000 from the prior-year quarter. Various components of computer license and support expenses collectively increased by $369,000 in the third quarter of 2024 compared to the third quarter of 2023.

For the nine months ended September 30, 2024, non-interest expense decreased $190,000 to $104.5 million when compared to the nine months ended September 30, 2023, primarily as a result of the following items:

  Legal, Audit and Other Professional Fees: Legal, audit and other professional fees decreased $1.1 million from the prior-year period, to $4.4 million. In the 2024 period, the Company expensed a total of $1.9 million, compared to $2.7 million expensed in the 2023 period, related to training and implementation costs for the intended core systems conversion and professional fees to consultants engaged to support the Company’s proposed transition of core and ancillary software and information technology systems.

  Expense on Other Real Estate Owned: Expense on other real estate owned decreased $453,000 from the prior-year period, to a gain of $190,000. In the 2024 period, the Company recorded a gain on foreclosed loan sales of $491,000 compared to $41,000 in the 2023 period.

  Net occupancy expenses: Net occupancy expenses increased $960,000 from the prior-year period, for the same reason noted in the quarterly comparison above.

  Salaries and employee benefits: Salaries and employee benefits increased $536,000, or 0.9%, from the prior-year period. Much of this increase related to normal annual merit increases in various lending and operations areas.

The Company’s efficiency ratio for the quarter ended September 30, 2024, was 61.34% compared to 65.13% for the same quarter in 2023. The Company’s efficiency ratio for the nine months ended September 30, 2024, was 64.05% compared to 61.04% for the same period in 2023. The Company’s ratio of non-interest expense to average assets was 2.27% and 2.38% for the three- and nine-months ended September 30, 2024, respectively, compared to 2.49% and 2.45% for the three- and nine-months ended September 30, 2023, respectively. Average assets for the three months ended September 30, 2024, increased $249.6 million, or 4.4%, compared to the three months ended September 30, 2023, and average assets for the nine months ended September 30, 2024, increased $139.6 million, or 2.4%, compared to the nine months ended September 30, 2023. Both increases were primarily due to growth in net loans receivable and available-for-sale securities.

INCOME TAXES

For the three months ended September 30, 2024 and 2023, the Company's effective tax rate was 18.0% and 21.5%, respectively. For the nine months ended September 30, 2024 and 2023, the Company's effective tax rate was 18.5% and 20.8%, respectively. These effective rates were at or below the statutory federal tax rate of 21%, due primarily to the utilization of certain investment tax credits and the Company’s tax-exempt investments and tax-exempt loans, which reduced the Company’s effective tax rate. The Company’s effective tax rate may fluctuate in future periods as it is impacted by the level and timing of the Company’s utilization of tax credits, the level of tax-exempt investments and loans, the amount of taxable income in various state jurisdictions and the overall level of pre-tax income. State tax expense estimates continually evolve as taxable income and apportionment between states are analyzed. The Company's effective income tax rate is currently generally expected to remain below the statutory federal tax rate due primarily to the factors noted above. The Company currently expects its effective tax rate (combined federal and state) will be approximately 18.0% to 20.0% in future periods, primarily due to additional investment tax credits being utilized beginning in 2024.

CAPITAL

As of September 30, 2024, total stockholders’ equity was $612.1 million (10.1% of total assets), equivalent to a book value of $52.40 per common share. Total stockholders’ equity at December 31, 2023, was $571.8 million (9.8% of total assets), equivalent to a book value of $48.44 per common share. At September 30, 2024, the Company’s tangible common equity to tangible assets ratio was 10.0%, compared to 9.7% at December 31, 2023. See “Non-GAAP Financial Measures.”

Included in stockholders’ equity at September 30, 2024 and December 31, 2023, were unrealized losses (net of taxes) on the Company’s available-for-sale investment securities totaling $29.1 million and $40.5 million, respectively. This change in net unrealized losses during the nine months ended September 30, 2024, primarily resulted from decreasing intermediate-term market interest rates which generally increased the fair value of investment securities.

In addition, included in stockholders’ equity at September 30, 2024, were realized gains (net of taxes) on the Company’s terminated cash flow hedge (interest rate swap), totaling $6.4 million. This amount, plus associated deferred taxes, is expected to be accreted to interest income over the remaining term of the original interest rate swap contract, which was to end in October 2025. At September 30, 2024, the remaining pre-tax amount to be recorded in interest income was $8.3 million. The net effect on total stockholders’ equity over time will be no impact, as the reduction of this realized gain will be offset by an increase in retained earnings (as the interest income flows through pre-tax income).

Also included in stockholders’ equity at September 30, 2024, was an unrealized loss (net of taxes) on the Company’s two outstanding cash flow hedges (interest rate swaps) totaling $6.4 million. Increases in market interest rates since the inception of these hedges have caused their fair values to decrease. The unrealized loss position on these swaps improved substantially in the third quarter of 2024 due to a decline in market interest rates in the quarter.

As noted above, total stockholders' equity increased $40.3 million, from $571.8 million at December 31, 2023 to $612.1 million at September 30, 2024. Stockholders’ equity increased due to net income of $46.9 million in the nine-month period ended September 30, 2024 and a $6.9 million increase in stockholders’ equity during that period due to stock option exercises. Accumulated other comprehensive loss decreased $13.1 million during the nine months ended September 30, 2024, primarily due to increases in the fair value of cash flow hedges and available-for-sale investment securities resulting from decreases in market interest rates. Partially offsetting these increases were repurchases of the Company’s common stock during the nine months ended September 30, 2024 totaling $12.5 million and dividends declared on common stock during that period of $14.0 million.

The Company had unrealized losses on its portfolio of held-to-maturity investment securities, which totaled $19.2 million at September 30, 2024, that were not included in its total capital balance. If these held-to-maturity unrealized losses were included in capital (net of taxes), they would have decreased total stockholder’s equity by $14.6 million at September 30, 2024. This amount was equal to 2.4% of total stockholders’ equity of $612.1 million at September 30, 2024.

On a preliminary basis, as of September 30, 2024, the Company’s Tier 1 Leverage Ratio was 11.0%, Common Equity Tier 1 Capital Ratio was 12.3%, Tier 1 Capital Ratio was 12.8%, and Total Capital Ratio was 15.5%.
On September 30, 2024, and on a preliminary basis, the Bank’s Tier 1 Leverage Ratio was 11.2%, Common Equity Tier 1 Capital Ratio was 12.9%, Tier 1 Capital Ratio was 12.9%, and Total Capital Ratio was 14.2%.

In December 2022, the Company’s Board of Directors authorized the purchase of an additional one million shares of the Company’s common stock. As of September 30, 2024, a total of approximately 488,000 shares were available in our stock repurchase authorization.

During the three months ended September 30, 2024, the Company repurchased 2,971 shares of its common stock at an average price of $53.04, and the Company’s Board of Directors declared a regular quarterly cash dividend of $0.40 per common share, which, combined, reduced stockholders’ equity by $4.8 million. During the nine months ended September 30, 2024, the Company repurchased 239,933 shares of its common stock at an average price of $51.69, and the Company’s Board of Directors declared regular quarterly cash dividends totaling $1.20 per common share, which, combined, reduced stockholders’ equity by $26.5 million.

LIQUIDITY AND DEPOSITS

Liquidity is a measure of the Company’s ability to generate sufficient cash to meet present and future financial obligations in a timely manner. Liquid assets include cash, interest-bearing deposits with financial institutions and certain investment securities and loans. As a result of the Company’s ability to generate liquidity primarily through liability funding, management believes that the Company maintains overall liquidity sufficient to satisfy its depositors’ requirements and meet its borrowers’ credit needs.

The Company’s primary sources of funds are customer deposits, FHLBank advances, other borrowings, loan repayments, unpledged securities, proceeds from sales of loans and available-for-sale securities and funds provided from operations. The Company utilizes some or all of these sources of funds depending on the comparative costs and availability at the time. The Company has from time to time chosen not to pay rates on deposits as high as the rates paid by certain of its competitors and, when believed to be appropriate, supplements deposits with less expensive alternative sources of funds.

At September 30, 2024, the Company had the following available secured lines and on-balance sheet liquidity:

September 30, 2024
Federal Home Loan Bank line	$1,116.7 million
Federal Reserve Bank line	$305.0 million
Cash and cash equivalents	$208.4 million
Unpledged securities – Available-for-sale	$344.3 million
Unpledged securities – Held-to-maturity	$25.5 million

During the three months ended September 30, 2024, the Company’s total deposits increased $82.2 million. Interest-bearing checking balances increased $45.1 million (about 2.1%), primarily in certain money market accounts, partially offset by decreases in NOW accounts, while non-interest-bearing checking balances decreased $13.5 million (about 1.6%). Time deposits generated through the Company’s banking center and corporate services networks decreased $87.7 million (about 10.1%). Brokered deposits increased $140.4 million (about 21.0%) through a variety of sources. The brokered deposits received during the three months ended September 30, 2024 generally have a term of less than three months, so these funds may be able to be replaced at a lower interest rate upon maturity, depending on market interest rates at the time.

During the nine months ended September 30, 2024, the Company’s total deposits decreased $24.2 million. Interest-bearing checking balances increased $19.7 million (about 0.9%) and non-interest-bearing checking balances decreased $38.8 million (about 4.3%). Time deposits generated through the Company’s banking center and corporate services networks decreased $141.6 million (about 15.3%). Brokered deposits increased $148.9 million (about 22.5%) through a variety of sources.

At September 30, 2024, the Company had the following deposit balances:

September 30, 2024
Interest-bearing checking	$2,236.1 million
Non-interest-bearing checking	856.7 million
Time deposits	794.2 million
Brokered deposits	810.4 million

At September 30, 2024, the Company estimated that its uninsured deposits, excluding deposit accounts of the Company’s consolidated subsidiaries, were approximately $668 million (14% of total deposits).

LOANS

Total net loans, excluding mortgage loans held for sale, increased $121.7 million, or 2.7%, from $4.59 billion at December 31, 2023 to $4.71 billion at September 30, 2024. This increase was primarily in other residential (multi-family) loans ($628 million increase), partially offset by decreases in construction loans ($383 million decrease), commercial business loans ($91 million decrease) and one- to four-family residential loans ($52 million decrease). The pipeline of loan commitments increased in the third quarter of 2024. The unfunded portion of construction loans remained significant, but continued to decline, in the third quarter of 2024. As construction projects were completed, the related loans were either moved from the construction category to the appropriate permanent loan categories or paid off.

For further information about the Company’s loan portfolio, please see the quarterly loan portfolio presentation available on the Company’s Investor Relations website under “Presentations.”

Loan commitments and the unfunded portion of loans at the dates indicated were as follows (in thousands):

	September 30, 2024	June 30, 2024	March 31, 2024	December 31, 2023	December 31, 2022	December 31, 2021
Closed non-construction loans with unused available lines
Secured by real estate (one- to four-family)	$205,677	$200,630	$206,992	$203,964	$199,182	$175,682
Secured by real estate (not one- to four-family)	—	—	—	—	—	23,752
Not secured by real estate – commercial business	120,847	122,685	120,387	82,435	104,452	91,786

Closed construction loans with unused available lines
Secured by real estate (one-to four-family)	79,554	109,153	103,839	101,545	100,669	74,501
Secured by real estate (not one-to four-family)	477,741	570,621	680,149	719,039	1,444,450	1,092,029

Loan commitments not closed
Secured by real estate (one-to four-family)	20,622	21,698	20,410	12,347	16,819	53,529
Secured by real estate (not one-to four-family)	118,046	33,273	50,858	48,153	157,645	146,826
Not secured by real estate – commercial business	17,821	14,949	9,022	11,763	50,145	12,920

	$1,040,308	$1,073,009	$1,191,657	$1,179,246	$2,073,362	$1,671,025

PROVISION FOR CREDIT LOSSES AND ALLOWANCE FOR CREDIT LOSSES

Management estimates the allowance balance using relevant available information, from internal and external sources, relating to past events, current conditions, and reasonable and supportable forecasts. Historical credit loss experience provides the basis for the estimation of expected credit losses. Adjustments to historical loss information are made for differences in current loan-specific risk characteristics such as changes in underwriting standards, portfolio mix, delinquency level or term, as well as for changes in economic conditions, including but not limited to changes in the national unemployment rate, commercial real estate price index, consumer sentiment, gross domestic product (GDP) and construction spending.

Challenging or worsening economic conditions from higher inflation or interest rates, COVID-19 and subsequent variant outbreaks or similar events, global unrest or other factors may lead to increased losses in the portfolio and/or requirements for an increase in provision expense. Management maintains various controls in an attempt to identify and limit future losses, such as a watch list of problem loans and potential problem loans, documented loan administration policies and loan review staff to review the quality and anticipated collectability of the portfolio. Additional procedures provide for frequent management review of the loan portfolio based on loan size, loan type, delinquencies, financial analysis, ongoing correspondence with borrowers and problem loan workouts. Management determines which loans are collateral-dependent, evaluates risk of loss and makes additional provisions to expense, if necessary, to maintain the allowance at a satisfactory level.

During the quarter ended September 30, 2024, the Company recorded provision expense of $1.2 million on its portfolio of outstanding loans. During the quarter ended September 30, 2023, the Company did not record a provision expense on its portfolio of outstanding loans. During the nine months ended September 30, 2024, the Company recorded provision expense of $1.7 million on its portfolio of outstanding loans, compared to $1.5 million in the nine months ended September 30, 2023. Total net charge-offs were $1.5 million for the three months ended September 30, 2024, compared to net charge-offs of $99,000 in the three months ended September 30, 2023. Total net charge-offs were $1.5 million for the nine months ended September 30, 2024, compared to net charge-offs of $227,000 in the nine months ended September 30, 2023. For the three months ended September 30, 2024, the Company recorded a negative provision for losses on unfunded commitments of $63,000, compared to a negative provision of $1.2 million for the three months ended September 30, 2023. For the nine months ended September 30, 2024, the Company recorded a negative provision for losses on unfunded commitments of $540,000, compared to a negative provision of $3.6 million for the nine months ended September 30, 2023. General market conditions and unique circumstances related to specific industries and individual projects contribute to the determination of the level of provisions and charge-offs in each period.

The Bank’s allowance for credit losses as a percentage of total loans was 1.36%, 1.39% and 1.39% at September 30, 2024, December 31, 2023 and June 30, 2024, respectively. Management considers the allowance for credit losses adequate to cover losses inherent in the Bank’s loan portfolio at September 30, 2024, based on recent reviews of the Bank’s loan portfolio and current economic conditions. If challenging economic conditions were to last longer than anticipated or deteriorate further or management’s assessment of the loan portfolio were to change, additional credit loss provisions could be required, thereby adversely affecting the Company’s future results of operations and financial condition.

ASSET QUALITY

At September 30, 2024, non-performing assets were $7.7 million, a decrease of $4.1 million from $11.8 million at December 31, 2023, and a decrease of $12.7 million from $20.4 million at June 30, 2024. Non-performing assets as a percentage of total assets were 0.13% at September 30, 2024, compared to 0.20% at December 31, 2023. One loan relationship, totaling $9.3 million, was transferred from non-performing loans to foreclosed assets held for sale in the three months ended June 30, 2024 and was sold during the three months ended September 30, 2024. Another non-performing loan totaling $2.4 million was also resolved in the three months ended September 30, 2024. As a result of changes in loan portfolio composition, changes in economic and market conditions and other factors specific to a borrower’s circumstances, the level of non-performing assets will fluctuate.

Compared to December 31, 2023, non-performing loans decreased $4.3 million to $7.5 million at September 30, 2024. The majority of this decrease was in the non-performing commercial real estate loans category, which decreased $4.4 million from December 31, 2023. Compared to June 30, 2024, non-performing loans decreased $3.5 million.

Compared to December 31, 2023, foreclosed assets increased $240,000 to $263,000 at September 30, 2024. The majority of this increase was in the commercial real estate loans category, which increased $230,000 from December 31, 2023. Compared to June 30, 2024, foreclosed assets decreased $9.2 million, primarily due to the sale of one asset noted previously.

Activity in the non-performing loans categories during the quarter ended September 30, 2024, was as follows:

	Beginning Balance, July 1	Additions to Non- Performing	Removed from Non- Performing	Transfers to Potential Problem Loans	Transfers to Foreclosed Assets and Repossessions	Charge- Offs	Payments	Ending Balance, September 30
	(In thousands)

One- to four-family construction	$—	$—	$—	$—	$—	$—	$—	$—
Subdivision construction	—	—	—	—	—	—	—	—
Land development	—	553	—	—	—	—	—	553
Commercial construction	—	—	—	—	—	—	—	—
One- to four-family residential	1,147	41	(524)	—	—	—	(71)	593
Other residential (multi-family)	—	—	—	—	—	—	—	—
Commercial real estate	9,764	287	—	—	(230)	(1,368)	(2,351)	6,102
Commercial business	—	139	—	—	—	—	—	139
Consumer	73	73	—	—	—	(15)	(35)	96
Total non-performing loans	$10,984	$1,093	$(524)	$—	$(230)	$(1,383)	$(2,457)	$7,483

At September 30, 2024, the non-performing commercial real estate category included three loans, none of which was added during the current quarter. The largest relationship in the category, which totaled $6.0 million, or 98.6% of the total category, was added to non-performing loans during the second quarter of 2023 and is collateralized by an office building in Missouri. The balance of this relationship was reduced by a charge-off of $1.2 million during the three months ended September 30, 2024. Another loan, totaling $2.4 million, which was a purchased participation loan originally obtained through an FDIC-assisted acquisition, was collateralized by a low-income assisted living facility in Wisconsin. During the third quarter of 2024, the Company initiated foreclosure on this collateral through a sheriff’s sale. The Company was outbid at the sale by another party. Under the sale process in the State of Wisconsin, the buyer has a short period of time to provide the balance of the sales proceeds to the court (10% of the sales price was placed with the court as non-refundable funds and would be remitted to the Company should the buyer fail to complete the purchase). The judge has signed the order confirming the sheriff’s sale, and we expect this transaction will be completed in October 2024. The non-performing one- to four-family residential category included four loans. The largest relationship in the category totaled $525,000, or 88.6% of the category, and was added in the second quarter of 2024. The land development category consisted of one loan added during the current quarter. This loan is collateralized by improved commercial land in the Omaha, Neb. area. The non-performing consumer category included six loans, three of which were added during the current quarter.

Potential problem loans decreased $1.4 million, to $6.0 million at September 30, 2024 from $7.4 million at December 31, 2023. Compared to June 30, 2024, potential problem loans increased $385,000. The increase during the quarter was primarily due to multiple loans totaling $502,000 being added to potential problem loans, partially offset by $51,000 in loan payments, $32,000 in loans moved to non-performing, $28,000 in charge-offs and $6,000 in loans removed from the potential problem category.

Activity in the potential problem loans category during the quarter ended September 30, 2024, was as follows:

	Beginning Balance, July 1	Additions to Potential Problem	Removed from Potential Problem	Transfers to Non- Performing	Transfers to Foreclosed Assets and Repossessions	Charge- Offs	Loan Advances (Payments)	Ending Balance, September 30
	(In thousands)

One- to four-family construction	$—	$—	$—	$—	$—	$—	$—	$—
Subdivision construction	—	—	—	—	—	—	—	—
Land development	—	—	—	—	—	—	—	—
Commercial construction	—	—	—	—	—	—	—	—
One- to four-family residential	326	378	—	(32)	—	—	(4)	668
Other residential (multi-family)	—	—	—	—	—	—	—	—
Commercial real estate	4,358	—	—	—	—	—	(19)	4,339
Commercial business	208	—	—	—	—	—	(15)	193
Consumer	713	124	(6)	—	—	(28)	(13)	790
Total potential problem loans	$5,605	$502	$(6)	$(32)	$—	$(28)	$(51)	$5,990

At September 30, 2024, the commercial real estate category of potential problem loans included three loans, all of which are part of one relationship and were added during the second quarter of 2024. This relationship is collateralized by three nursing care facilities located in southwest Missouri. The borrower’s business cash flow was negatively impacted by a labor shortage and a decrease in Medicaid reimbursement during 2022-2023. Monthly payments were timely made prior to the transfer to this category and have continued to be paid. The one- to four-family residential category of potential problem loans included seven loans, three of which were added during the current quarter. The largest relationship in this category totaled $154,000, or 23.0% of the total category. The commercial business category of potential problem loans included two loans. The largest relationship in this category totaled $191,000, or 99.0% of the total category, and was added during the second quarter of 2024. The consumer category of potential problem loans included 13 loans, five of which were added during the current quarter, including one home equity loan totaling $598,000 that is related to the nursing care facility relationship noted above.

Activity in foreclosed assets and repossessions during the quarter ended September 30, 2024 was as follows:

	Beginning Balance, July 1	Additions	ORE and Repossession Sales	Capitalized Costs	ORE and Repossession Write-Downs	Ending Balance, September 30
	(In thousands)

One-to four-family construction	$—	$—	$—	$—	$—	$—
Subdivision construction	—	—	—	—	—	—
Land development	133	—	(133)	—	—	—
Commercial construction	—	—	—	—	—	—
One- to four-family residential	—	—	—	—	—	—
Other residential (multi-family)	9,279	—	(9,279)	—	—	—
Commercial real estate	—	230	—	—	—	230
Commercial business	—	—	—	—	—	—
Consumer	17	35	(19)	—	—	33
Total foreclosed assets and repossessions	$9,429	$265	$(9,431)	$—	$—	$263

At September 30, 2024, the commercial real estate category of foreclosed assets consisted of one property which was transferred from non-performing loans during the three months ended September 30, 2024, as indicated above, and was subsequently sold in October 2024. The additions and sales in the consumer category were due to the volume of repossessions of automobiles, which generally are subject to a shorter repossession process. The other residential (multi-family) category of foreclosed assets previously included one property consisting of student housing in Texas, which was added during the three months ended June 30, 2024, as indicated above. This property was sold in the three months ended September 30, 2024, with the Company realizing a gain of $300,000.

BUSINESS INITIATIVES

Since early 2022, Great Southern had been preparing to convert to a new core banking platform (New System) to be delivered by a third-party vendor. As previously disclosed, the migration to the New System, originally scheduled for the third quarter of 2023, was delayed to mid-2024. In addition, as also previously disclosed, certain contractual disputes arose between Great Southern and the third-party vendor. While discussions were ongoing between the parties for an extended period of time, no meaningful progress was made in resolving the contractual disputes.

The system migration efforts were beset by a variety of significant issues, including having missed a second conversion date because of continued operational and system problems. Therefore, Great Southern took the following actions to protect its interests. On April 24, 2024, Great Southern informed the third-party vendor that it was terminating the Master Agreement between Great Southern and the third-party vendor in accordance with Great Southern’s rights under the Master Agreement. In addition, on April 24, 2024, Great Southern initiated legal action against the third-party vendor by filing a complaint in the U.S. District Court for the Western District of Missouri, Southern Division. The complaint seeks to recover damages caused by the third-party vendor’s material breach of the Master Agreement, inability and/or inaction on the part of the third-party vendor to effectively and timely manage the system migration, as well as the third-party vendor’s misrepresentations and omissions. The third-party vendor filed a counterclaim alleging that Great Southern terminated the Master Agreement without cause and that Great Southern must pay an early termination fee in an amount to be proven at trial. Great Southern denies the allegations in the third-party vendor's counterclaim and will vigorously defend itself. The parties continue informal settlement discussions, but there is no guarantee that the parties will reach a mutually agreed upon settlement to terminate the litigation.

Great Southern now expects to continue operations with its current core banking provider, which will allow Great Southern to offer its full array of products and services.

In 2025, the banking center at Benton and Chestnut in Springfield, Mo. will be replaced with a newly-constructed building on the same property at 723 N. Benton. Construction on the new building is anticipated to begin in the first quarter of 2025, with completion in the fourth quarter of 2025. During construction, customers will be served in a temporary facility on the property. The Company also has 11 other banking centers and an Express Center in Springfield.

Kris Conley, Chief Retail Banking Officer, will retire in December 2024 after a notable career at Great Southern Bank. He joined the company in 1998 and has led the retail banking division since 2010. During his tenure, Great Southern expanded from 30 banking centers, mainly in southwest Missouri, to 89 banking centers across six states. In early 2023, Conley announced his retirement plans to facilitate a smooth transition, with Laura Smith named as his successor. Smith, who has been with Great Southern since 2003, previously managed the Company’s investment services division.

Kelly Polonus, Chief Communications & Marketing Officer, will also retire in December 2024, concluding a distinguished 41-year career in banking, including the last 22 years at Great Southern Bank. She announced her retirement in mid-2023 to ensure a seamless management transition. Succeeding Polonus will be Stacy Fender, who joined Great Southern in June 2024 after serving 18 years in communications and marketing roles at a regional healthcare system.

The Company will host a conference call on Thursday, October 17, 2024, at 2:00 p.m. Central Time to discuss third quarter 2024 preliminary earnings. The call will be available live or in a recorded version at the Company’s Investor Relations website, http://investors.greatsouthernbank.com. Participants may register for the call at https://register.vevent.com/register/BIcf52d5fdfdb24c6383d492e9d4e7b00b.

Headquartered in Springfield, Missouri, Great Southern offers a broad range of banking services to customers. The Company operates 89 retail banking centers in Missouri, Iowa, Kansas, Minnesota, Arkansas and Nebraska and commercial lending offices in Atlanta, Charlotte, Chicago, Dallas, Denver, Omaha, and Phoenix. The common stock of Great Southern Bancorp, Inc. is listed on the Nasdaq Global Select Market under the symbol “GSBC.”

www.GreatSouthernBank.com

Forward-Looking Statements

When used in this press release and in other documents filed or furnished by Great Southern Bancorp, Inc. (the “Company”) with the Securities and Exchange Commission (the “SEC”), in the Company's other press releases or other public or stockholder communications, and in oral statements made with the approval of an authorized executive officer, the words or phrases “may,” “might,” “could,” “should,” "will likely result," "are expected to," "will continue," "is anticipated," “believe,” "estimate," "project," "intends" or similar expressions are intended to identify "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements also include, but are not limited to, statements regarding plans, objectives, expectations or consequences of announced transactions, known trends and statements about future performance, operations, products and services of the Company. The Company’s ability to predict results or the actual effects of future plans or strategies is inherently uncertain, and the Company’s actual results could differ materially from those contained in the forward-looking statements.

Factors that could cause or contribute to such differences include, but are not limited to: (i) expected revenues, cost savings, earnings accretion, synergies and other benefits from the Company's merger and acquisition activities might not be realized within the anticipated time frames or at all, and costs or difficulties relating to integration matters, including but not limited to customer and employee retention, might be greater than expected; (ii) changes in economic conditions, either nationally or in the Company's market areas; (iii) the remaining effects of the COVID-19 pandemic on general economic and financial market conditions and on public health; (iv) fluctuations in interest rates, the effects of inflation or a potential recession, whether caused by Federal Reserve actions or otherwise; (v) the impact of bank failures or adverse developments at other banks and related negative press about the banking industry in general on investor and depositor sentiment; (vi) slower economic growth caused by changes in energy prices, supply chain disruptions or other factors; (vii) the risks of lending and investing activities, including changes in the level and direction of loan delinquencies and write-offs and changes in estimates of the adequacy of the allowance for credit losses; (viii) the possibility of realized or unrealized losses on securities held in the Company's investment portfolio; (ix) the Company's ability to access cost-effective funding and maintain sufficient liquidity; (x) fluctuations in real estate values and both residential and commercial real estate market conditions; (xi) the ability to adapt successfully to technological changes to meet customers' needs and developments in the marketplace; (xii) the possibility that security measures implemented might not be sufficient to mitigate the risk of a cyber-attack or cyber theft, and that such security measures might not protect against systems failures or interruptions; (xiii) legislative or regulatory changes that adversely affect the Company's business; (xiv) changes in accounting policies and practices or accounting standards; (xv) results of examinations of the Company and Great Southern Bank by their regulators, including the possibility that the regulators may, among other things, require the Company to limit its business activities, change its business mix, increase its allowance for credit losses, write-down assets or increase its capital levels, or affect its ability to borrow funds or maintain or increase deposits, which could adversely affect its liquidity and earnings; (xvi) costs and effects of litigation, including settlements and judgments; (xvii) competition; and (xviii) natural disasters, war, terrorist activities or civil unrest and their effects on economic and business environments in which the Company operates. The Company wishes to advise readers that the factors listed above and other risks described in the Company’s most recent Annual Report on Form 10-K, including, without limitation, those described under “Item 1A. Risk Factors,” subsequent Quarterly Reports on Form 10-Q and other documents filed or furnished from time to time by the Company with the SEC (which are available on our website at www.greatsouthernbank.com and the SEC’s website at www.sec.gov), could affect the Company's financial performance and cause the Company's actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements.

The Company does not undertake-and specifically declines any obligation- to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

The following tables set forth selected consolidated financial information of the Company at the dates and for the periods indicated. Financial data at all dates and for all periods is unaudited. In the opinion of management, all adjustments, which consist only of normal recurring accrual adjustments, necessary for a fair presentation of the results at and for such unaudited dates and periods have been included. The results of operations and other data for the three and nine months ended September 30, 2024 and 2023, and the three months ended June 30, 2024, are not necessarily indicative of the results of operations which may be expected for any future period.

	September 30, 2024	December 31, 2023
Selected Financial Condition Data:	(In thousands)

Total assets	$6,036,521	$5,812,402
Loans receivable, gross	4,781,953	4,661,348
Allowance for credit losses	64,915	64,670
Other real estate owned, net	263	23
Available-for-sale securities, at fair value	565,225	478,207
Held-to-maturity securities, at amortized cost	189,257	195,023
Deposits	4,697,460	4,721,708
Total borrowings	618,651	423,806
Total stockholders’ equity	612,090	571,829
Non-performing assets	7,746	11,771

	Three Months Ended		Nine Months Ended		Three Months Ended
	September 30,		September 30,		June 30,
	2024	2023	2024	2023	2024
	(In thousands)
Selected Operating Data:
Interest income	$83,796	$75,272	$242,113	$220,353	$80,927
Interest expense	35,821	28,534	102,504	72,285	34,109
Net interest income	47,975	46,738	139,609	148,068	46,818
Provision (credit) for credit losses on loans and unfunded commitments	1,137	(1,195)	1,160	(2,140)	(607)
Non-interest income	6,992	7,852	23,631	23,510	9,833
Non-interest expense	33,717	35,557	104,548	104,738	36,409
Provision for income taxes	3,623	4,349	10,647	14,325	3,861
Net income	$16,490	$15,879	$46,885	$54,655	$16,988

	At or For the Three Months Ended		At or For the Nine Months Ended		At or For the Three Months Ended
	September 30,		September 30,		June 30,
	2024	2023	2024	2023	2024
	(Dollars in thousands, except per share data)
Per Common Share:
Net income (fully diluted)	$1.41	$1.33	$3.99	$4.52	$1.45
Book value	$52.40	$44.81	$52.40	$44.81	$49.11

Earnings Performance Ratios:
Annualized return on average assets	1.11%	1.11%	1.07%	1.28%	1.17%
Annualized return on average common stockholders’ equity	11.10%	11.47%	10.83%	13.15%	12.03%
Net interest margin	3.42%	3.43%	3.39%	3.66%	3.43%
Average interest rate spread	2.74%	2.79%	2.72%	3.09%	2.77%
Efficiency ratio	61.34%	65.13%	64.05%	61.04%	64.27%
Non-interest expense to average total assets	2.27%	2.49%	2.38%	2.45%	2.50%

Asset Quality Ratios:
Allowance for credit losses to period-end loans	1.36%	1.40%	1.36%	1.40%	1.39%
Non-performing assets to period-end assets	0.13%	0.19%	0.13%	0.19%	0.34%
Non-performing loans to period-end loans	0.16%	0.23%	0.16%	0.23%	0.23%
Annualized net charge-offs (recoveries) to average loans	0.13%	0.01%	0.03%	0.01%	(0.01)%

Great Southern Bancorp, Inc. and Subsidiaries Consolidated Statements of Financial Condition (In thousands, except number of shares)

	September 30, 2024	December 31, 2023	June 30, 2024

Assets
Cash	$105,098	$102,529	$109,639
Interest-bearing deposits in other financial institutions	103,267	108,804	76,830
Cash and cash equivalents	208,365	211,333	186,469

Available-for-sale securities	565,225	478,207	549,084
Held-to-maturity securities	189,257	195,023	191,224
Mortgage loans held for sale	9,959	5,849	13,116
Loans receivable, net of allowance for credit losses of $64,915 – September 2024; $64,670 – December 2023; $65,255 – June 2024	4,711,276	4,589,620	4,633,628
Interest receivable	22,262	21,206	22,420
Prepaid expenses and other assets	142,685	106,225	144,552
Other real estate owned and repossessions, net	263	23	9,429
Premises and equipment, net	133,311	138,591	134,527
Goodwill and other intangible assets	10,202	10,527	10,310
Federal Home Loan Bank stock and other interest-earning assets	17,912	26,313	30,052
Current and deferred income taxes	25,804	29,485	33,955

Total Assets	$6,036,521	$5,812,402	$5,958,766

Liabilities and Stockholders’ Equity
Liabilities
Deposits	$4,697,460	$4,721,708	$4,615,295
Securities sold under reverse repurchase agreements with customers	75,829	70,843	74,155
Short-term borrowings	442,246	252,610	476,347
Subordinated debentures issued to capital trust	25,774	25,774	25,774
Subordinated notes	74,802	74,579	74,727
Accrued interest payable	12,002	6,225	9,006
Advances from borrowers for taxes and insurance	9,625	4,946	8,240
Accounts payable and accrued expenses	79,746	76,401	99,420
Liability for unfunded commitments	6,947	7,487	7,010
Total Liabilities	5,424,431	5,240,573	5,389,974

Stockholders’ Equity
Capital stock
Preferred stock, $.01 par value; authorized 1,000,000 shares; issued and outstanding September 2024, December 2023 and June 2024 -0- shares	—	—	—
Common stock, $.01 par value; authorized 20,000,000 shares; issued and outstanding September 2024 – 11,680,968 shares; December 2023 – 11,804,430 shares; June 2024 – 11,582,606 shares	117	118	116
Additional paid-in capital	47,914	44,320	45,321
Retained earnings	593,422	569,872	578,800
Accumulated other comprehensive gain (loss)	(29,363)	(42,481)	(55,445)
Total Stockholders’ Equity	612,090	571,829	568,792

Total Liabilities and Stockholders’ Equity	$6,036,521	$5,812,402	$5,958,766

Great Southern Bancorp, Inc. and Subsidiaries Consolidated Statements of Income (In thousands, except per share data)

	Three Months Ended		Nine Months Ended		Three Months Ended
	September 30,		September 30,		June 30,
	2024	2023	2024	2023	2024
Interest Income
Loans	$76,425	$68,878	$221,796	$201,758	$74,295
Investment securities and other	7,371	6,394	20,317	18,595	6,632
	83,796	75,272	242,113	220,353	80,927
Interest Expense
Deposits	28,486	25,233	83,906	61,668	27,783
Securities sold under reverse repurchase agreements	385	308	1,112	871	394
Short-term borrowings, overnight FHLBank borrowings and other interest-bearing liabilities	5,388	1,433	12,805	5,156	4,373
Subordinated debentures issued to capital trust	456	454	1,364	1,273	454
Subordinated notes	1,106	1,106	3,317	3,317	1,105
	35,821	28,534	102,504	72,285	34,109

Net Interest Income	47,975	46,738	139,609	148,068	46,818
Provision for Credit Losses on Loans	1,200	—	1,700	1,500	—
Provision (Credit) for Unfunded Commitments	(63)	(1,195)	(540)	(3,640)	(607)
Net Interest Income After Provision for Credit Losses and Provision (Credit) for Unfunded Commitments	46,838	47,933	138,449	150,208	47,425

Noninterest Income
Commissions	360	232	1,010	887	269
Overdraft and Insufficient funds fees	1,307	2,017	3,826	5,902	1,230
POS and ATM fee income and service charges	3,467	3,724	10,238	11,204	3,588
Net gains on loan sales	1,076	784	2,880	1,882	1,127
Late charges and fees on loans	77	149	380	454	136
Gain (loss) on derivative interest rate products	(37)	55	(57)	(234)	(7)
Other income	742	891	5,354	3,415	3,490
	6,992	7,852	23,631	23,510	9,833

Noninterest Expense
Salaries and employee benefits	19,548	19,673	59,090	58,554	19,886
Net occupancy and equipment expense	8,138	7,729	23,818	22,858	7,841
Postage	861	844	2,445	2,586	777
Insurance	1,052	1,301	3,459	3,178	1,263
Advertising	928	950	2,169	2,500	891
Office supplies and printing	232	294	735	820	236
Telephone	669	657	2,075	2,048	685
Legal, audit and other professional fees	809	1,849	4,398	5,477	1,864
Expense on other real estate and repossessions	(536)	62	(190)	263	285
Acquired intangible asset amortization	108	59	325	228	109
Other operating expenses	1,908	2,139	6,224	6,226	2,572
	33,717	35,557	104,548	104,738	36,409

Income Before Income Taxes	20,113	20,228	57,532	68,980	20,849
Provision for Income Taxes	3,623	4,349	10,647	14,325	3,861

Net Income	$16,490	$15,879	$46,885	$54,655	$16,988

Earnings Per Common Share
Basic	$1.41	$1.33	$4.01	$4.53	$1.46
Diluted	$1.41	$1.33	$3.99	$4.52	$1.45

Dividends Declared Per Common Share	$0.40	$0.40	$1.20	$1.20	$0.40

Average Balances, Interest Rates and Yields

The following table presents, for the periods indicated, the total dollar amounts of interest income from average interest-earning assets and the resulting yields, as well as the interest expense on average interest-bearing liabilities, expressed both in dollars and rates, and the net interest margin. Average balances of loans receivable include the average balances of non-accrual loans for each period. Interest income on loans includes interest received on non-accrual loans on a cash basis. Interest income on loans includes the amortization of net loan fees, which were deferred in accordance with accounting standards. Net fees included in interest income were $1.1 million and $1.5 million for the three months ended September 30, 2024 and 2023, respectively. Net fees included in interest income were $3.4 million and $4.4 million for the nine months ended September 30, 2024 and 2023, respectively. Tax-exempt income was not calculated on a tax equivalent basis. The table does not reflect any effect of income taxes.

	September 30, 2024	Three Months Ended September 30, 2024			Three Months Ended September 30, 2023
	Yield/	Average		Yield/	Average		Yield/
	Rate	Balance	Interest	Rate	Balance	Interest	Rate
	(Dollars in thousands)
Interest-earning assets:
Loans receivable:
One- to four-family residential	4.07%	$859,737	$8,781	4.06%	$903,147	$8,594	3.78%
Other residential	7.32	1,291,490	24,208	7.46	829,520	14,702	7.03
Commercial real estate	6.20	1,515,949	24,115	6.33	1,466,739	21,730	5.88
Construction	7.33	644,620	12,633	7.80	911,731	16,691	7.26
Commercial business	6.36	230,956	3,827	6.59	313,909	4,812	6.08
Other loans	6.23	169,172	2,648	6.23	178,030	2,128	4.74
Industrial revenue bonds	6.13	11,663	213	7.26	12,322	221	7.11

Total loans receivable	6.30	4,723,587	76,425	6.44	4,615,398	68,878	5.92

Investment securities	3.06	758,793	6,092	3.19	678,564	5,018	2.93
Other interest-earning assets	4.85	96,641	1,279	5.27	104,546	1,376	5.22

Total interest-earning assets	5.85	5,579,021	83,796	5.98	5,398,508	75,272	5.53
Non-interest-earning assets:
Cash and cash equivalents		104,409			91,860
Other non-earning assets		269,972			213,411
Total assets		$5,953,402			$5,703,779

Interest-bearing liabilities:
Interest-bearing demand and savings	1.62	$2,210,988	10,030	1.80	$2,195,848	8,064	1.46
Time deposits	3.77	856,418	8,664	4.02	996,220	8,450	3.37
Brokered deposits	4.91	745,373	9,792	5.23	669,829	8,719	5.16
Total deposits	2.76	3,812,779	28,486	2.97	3,861,897	25,233	2.59
Securities sold under reverse repurchase agreements	1.79	76,572	385	2.00	56,152	308	2.18
Short-term borrowings, overnight FHLBank borrowings and other interest-bearing liabilities	4.99	408,739	5,388	5.24	103,828	1,433	5.47
Subordinated debentures issued to capital trust	7.11	25,774	456	7.04	25,774	454	7.00
Subordinated notes	5.91	74,770	1,106	5.88	74,462	1,106	5.89

Total interest-bearing liabilities	3.04	4,398,634	35,821	3.24	4,122,113	28,534	2.74
Non-interest-bearing liabilities:
Demand deposits		862,170			938,076
Other liabilities		98,590			89,970
Total liabilities		5,359,394			5,150,159
Stockholders’ equity		594,008			553,620
Total liabilities and stockholders’ equity		$5,953,402			$5,703,779

Net interest income:			$47,975			$46,738
Interest rate spread	2.81%			2.74%			2.79%
Net interest margin*				3.42%			3.43%
Average interest-earning assets to average interest-bearing liabilities		126.8%			131.0%

*Defined as the Company’s net interest income divided by average total interest-earning assets.

	September 30, 2024	Nine Months Ended September 30, 2024			Nine Months Ended September 30, 2023
	Yield/	Average		Yield/	Average		Yield/
	Rate	Balance	Interest	Rate	Balance	Interest	Rate
	(Dollars in thousands)
Interest-earning assets:
Loans receivable:
One- to four-family residential	4.07%	$875,829	$26,247	4.00%	$907,990	$25,124	3.70%
Other residential	7.32	1,108,548	60,699	7.31	824,453	41,767	6.77
Commercial real estate	6.20	1,505,200	70,179	6.23	1,495,186	65,508	5.86
Construction	7.33	767,772	44,001	7.66	899,026	48,544	7.22
Commercial business	6.36	253,086	12,382	6.54	296,605	13,153	5.93
Other loans	6.23	171,085	7,646	5.97	183,679	7,001	5.10
Industrial revenue bonds	6.13	11,792	642	7.27	12,493	661	7.08

Total loans receivable	6.30	4,693,312	221,796	6.31	4,619,432	201,758	5.84

Investment securities	3.06	708,422	16,450	3.10	694,727	15,005	2.89
Other interest-earning assets	4.85	98,156	3,867	5.26	97,829	3,590	4.91

Total interest-earning assets	5.85	5,499,890	242,113	5.88	5,411,988	220,353	5.44
Non-interest-earning assets:
Cash and cash equivalents		96,546			91,515
Other non-earning assets		252,076			205,415
Total assets		$5,848,512			$5,708,918

Interest-bearing liabilities:
Interest-bearing demand and savings	1.62	$2,223,153	29,306	1.76	$2,191,827	19,281	1.18
Time deposits	3.77	896,059	26,902	4.01	999,856	20,658	2.76
Brokered deposits	4.91	705,988	27,698	5.24	588,862	21,729	4.93
Total deposits	2.76	3,825,200	83,906	2.93	3,780,545	61,668	2.18
Securities sold under reverse repurchase agreements	1.79	76,005	1,112	1.95	85,811	871	1.36
Short-term borrowings, overnight FHLBank borrowings and other interest-bearing liabilities	4.99	330,155	12,805	5.18	134,595	5,156	5.12
Subordinated debentures issued to capital trust	7.11	25,774	1,364	7.07	25,774	1,273	6.61
Subordinated notes	5.91	74,696	3,317	5.93	74,392	3,317	5.96

Total interest-bearing liabilities	3.04	4,331,830	102,504	3.16	4,101,117	72,285	2.36
Non-interest-bearing liabilities:
Demand deposits		856,877			965,403
Other liabilities		82,516			88,309
Total liabilities		5,271,223			5,154,829
Stockholders’ equity		577,289			554,089
Total liabilities and stockholders’ equity		$5,848,512			$5,708,918

Net interest income:			$139,609			$148,068
Interest rate spread	2.81%			2.72%			3.09%
Net interest margin*				3.39%			3.66%
Average interest-earning assets to average interest-bearing liabilities		127.0%			132.0%

*Defined as the Company’s net interest income divided by average total interest-earning assets.

NON-GAAP FINANCIAL MEASURES

This document contains certain financial information determined by methods other than in accordance with accounting principles generally accepted in the United States (“GAAP”). This non-GAAP financial information includes the tangible common equity to tangible assets ratio.

In calculating the ratio of tangible common equity to tangible assets, we subtract period-end intangible assets from common equity and from total assets. Management believes that the presentation of this measure excluding the impact of intangible assets provides useful supplemental information that is helpful in understanding our financial condition and results of operations, as it provides a method to assess management’s success in utilizing our tangible capital as well as our capital strength. Management also believes that providing a measure that excludes balances of intangible assets, which are subjective components of valuation, facilitates the comparison of our performance with the performance of our peers. In addition, management believes that this is a standard financial measure used in the banking industry to evaluate performance.

This non-GAAP financial measurement is supplemental and is not a substitute for any analysis based on GAAP financial measures. Because not all companies use the same calculation of non-GAAP measures, this presentation may not be comparable to other similarly titled measures as calculated by other companies.

Non-GAAP Reconciliation: Ratio of Tangible Common Equity to Tangible Assets

	September 30, 2024	December 31, 2023
	(Dollars in thousands)

Common equity at period end	$612,090	$571,829
Less: Intangible assets at period end	10,202	10,527
Tangible common equity at period end (a)	$601,888	$561,302

Total assets at period end	$6,036,521	$5,812,402
Less: Intangible assets at period end	10,202	10,527
Tangible assets at period end (b)	$6,026,319	$5,801,875

Tangible common equity to tangible assets (a) / (b)	9.99%	9.67%

CONTACT:

Kelly Polonus,
Great Southern Bank,
(417) 895-5242
kpolonus@greatsouthernbank.com

Zack Mukewa,
Investor Relations,
(616) 233-0500
GSBC@lambert.com